Exhibit 23-1

BDO Dunwoody LLP
Chartered Accountants and Advisors

600 Cathedral Place
925 West Georgia Street
Vancouver BC Canada V6C 3L2
Telephone (604) 688-5421
Fax (604) 688-5132
Email: vancouver@bdo.ca
www.bdo.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dynamotive Energy Systems Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 the use of our report dated April 17, 2007 on the consolidated balance sheets of Dynamotive Energy Systems Corporation as at December 31, 2006 and 2005 and the consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three year period ended December 31, 2006.

BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
June 28, 2007